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                                    EXHIBIT 2



March 4, 1997


Lazard Freres & Co. LLC
Interstate/Johnson Lane Corporation
 As representatives of the Several Underwriters
c/o Lazard Freres & Co. LLC
30 Rockefeller Plaza
New York, NY 10020

Gentlemen:

      Each of the undersigned is a director or officer and stockholder of Shelby Williams Industries, Inc., a Delaware corporation ("Shelby"), and is desirous of facilitating the public offering of certain of the shares of Shelby common stock owned by Manfred Steinfeld, individually and as Trustee, and the sale of additional shares of Shelby by Shelby itself. Each of the undersigned recognizes that such offering will increase the float for the shares of Shelby common stock created thereby and will increase the equity of Shelby, all of which will be of benefit to the undersigned.

      In consideration of the foregoing, the undersigned and each of them hereby confirm and agree that they will not, without the prior written approval of Lazard Freres & Co. LLC, directly or indirectly, offer, sell, offer to sell, contract to sell, pledge, grant any option to purchase, or otherwise sell or dispose (or announce any offer, sale, offer of sale, contract of sale, pledge, grant of an option to purchase or other sale or disposition) of any shares of capital stock of Shelby or any securities convertible into, or exchangeable or exercisable for, shares of capital stock of Shelby for a period of 180 days following the date of the Prospectus relating to the offering.
This agreement shall be binding on the undersigned and their respective successors, heirs, personal representatives and assigns.

      This agreement may be executed in one or more counterparts, each of which shall be deemed an original but all of which, when deemed together, shall be and constitute one original.

                                  PAUL N. STEINFELD     s/ Paul N. Steinfeld
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                                  ROBERT P. COULTER     s/ Robert P. Coulter
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                                  MANFRED STEINFELD     s/ Manfred Steinfeld
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                                  PETER W. BARILE       s/ Peter W. Barile
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                                  SAM FERRELL           s/ Sam Ferrell
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